AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (“Agreement”), by and among EMERITUS CORPORATION, a Washington corporation (the “Company”), AP SUMMERVILLE, LLC, a Delaware limited liability company (“AP Summerville”), AP SUMMERVILLE II, LLC, a Delaware limited liability company (“AP Summerville II”), APOLLO REAL ESTATE INVESTMENT FUND III, L.P., a Delaware limited partnership (“AREIF III”), and APOLLO REAL ESTATE INVESTMENT FUND IV, L.P., a Delaware limited partnership (“AREIF IV”, and together with AP Summerville, AP Summerville II and AREIF III, the “Apollo Shareholders”) and DANIEL R. BATY, an individual (“Baty”), CATALINA GENERAL PARTNERSHIP L.P., a Washington limited partnership (“Catalina”), COLUMBIA SELECT, L.P., a Washington limited partnership (“Columbia”), and B.F. LIMITED PARTNERSHIP, a Washington limited partnership (“B.F., and collectively with Baty, Catalina and Columbia, the “Baty Shareholders”) and SARATOGA PARTNERS IV, L.P. a Delaware limited partnership (“Saratoga”), SARATOGA COINVESTMENT IV, LLC, a Delaware limited liability company (“Saratoga IV”), and SARATOGA MANAGEMENT COMPANY, LLC, a Delaware limited liability company (“Saratoga Management” and, collectively with Saratoga, and Saratoga IV the “Saratoga Shareholders”) is entered into as of March 29, 2007, to be effective as of the Effective Time (as defined in the Merger Agreement) (the “Effective Date”). The Apollo Shareholders, the Baty Shareholders and the Saratoga Shareholders are collectively referred to herein as the “Shareholders”. This Agreement amends and restates the Shareholders’ Agreement dated December 30, 1999 between the Company, Baty, B.F. and Saratoga.

R E C I T A L S

A.  The Company, the Apollo Shareholders, Baty and Saratoga have entered into that certain Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement") under which the Apollo Shareholders will acquire shares of the capital stock of the Company at the Effective Time.

B. The execution of this Agreement is a condition precedent to the execution of the Merger Agreement.

C. The Company and the Shareholders now desire to enter into this Agreement to set forth certain agreements regarding the Shareholders’ ownership of the Company’s Capital Stock.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Affiliate,” with respect to any Person or Shareholder, shall mean any other Person or Shareholder directly or indirectly controlling, controlled by or under common control with, such Person or Shareholder. For purposes of this Agreement, “control” (including with correlative meanings, the terms “controlling,” “controlled by” or “under common control with”) as used with respect to any Person or Shareholder, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or Shareholder, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Shareholders Agreement, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Apollo Limited Partners” shall mean the limited partners of AREIF III and AREIF IV, respectively.

“Board of Directors” shall mean the Board of Directors of the Company.

“Bylaws” shall mean the Bylaws of the Company in effect as of the Effective Date, as the same may hereafter be amended from time to time.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital stock or other equity interests, including, without limitation, common stock, preferred stock, partnership interests and limited liability company interests, whether now outstanding or issued after the Effective Date.

“Common Stock” shall mean the common stock of the Company, par value $.0001 per share.

“Common Stock Equivalents” shall mean shares of Common Stock issued or issuable upon exercise of vested (but not unvested) options, warrants and other rights to purchase shares of Common Stock and/or conversion and exchange of securities convertible into or exchangeable for shares of Common Stock.

“Company Confidential Information” shall mean any Intellectual Property and any and all other trade secrets and other confidential proprietary information, data or know-how of the Company or any direct or indirect subsidiary of the Company, or of other Persons (including, without limitation, any Shareholder) that is in the possession of the Company, including, without limitation, any Intellectual Property, software, system, technology, tools, list of customers, list of advertisers and/or advertising pricing, business plans, marketing plans, financial information, source codes, programs, inventions, techniques, budgets, projections, licenses, prices, costs, or compilations of information or databases used in the Company’s or any subsidiary’s business or operations or any other information of the Company or any subsidiary or concerning their respective business and operations that is not publicly available.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal or foreign government (including any agency, department, bureau, division, or other administrative body thereof); or (c) governmental or quasi-governmental authority of any nature.

“Intellectual Property” shall mean any and all worldwide (a) rights associated with works of authorship, including copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and patent rights; (e) other proprietary rights in know-how, inventions, ideas, algorithms, formula, methods, processes, techniques, proprietary information, software, semiconductor devices, and other types of technology; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal law, statute, legislation, constitution, ordinance, code, edict, rule, regulation, ruling, directive, pronouncement, or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Percentage Interest” shall mean, as to a Shareholder, the percentage determined based on the ratio that the then outstanding Common Stock Equivalents held by such Shareholder bears to the total number of outstanding Common Stock Equivalents.

“Person” shall mean any individual, Entity or Governmental Body.

“Requisite Ownership Amount” shall mean ownership of either (i) a Percentage Interest of 5%, or (ii) one half (1/2) the number of Common Stock Equivalents owned by the relevant Shareholder immediately following the Closing, as defined in the Merger Agreement.

“Securities Act” shall mean the Securities Act of 1933 as amended.

“Shares” shall mean the shares of Common Stock held by any Shareholder.

“Shareholder” shall mean each of (i) the Apollo Shareholders (considered as a single Shareholder for purposes of this Agreement), (ii) the Baty Shareholders (considered as a single Shareholder for purposes of this Agreement), (iii) the Saratoga Shareholders (considered as a single Shareholder for purposes of this Agreement), and (iv) each other Person who may hereafter become a holder of Capital Stock of the Company and a party to this Agreement in accordance with the terms hereof.

“Shareholder Representatives” shall mean those natural Persons designated to serve as a member of the Board of Directors by the Apollo Shareholders, the Saratoga Shareholders and the Baty Shareholders.

“Transfer” shall mean a sale, exchange, transfer, assignment, lease, encumbrance, hypothecation, pledge or other transfer or disposition of any kind, with or without consideration, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of all or any portion of a Shareholder’s Shares.

ARTICLE 2

BOARD OF DIRECTORS REPRESENTATION

2.1  Appointment to the Board of Directors.

2.1.1  From and after the Effective Date, and until the provisions of this Section 2 cease to be effective, each Shareholder shall vote all Shares held by such Shareholder, and take all such steps as may be necessary, including through the exercise of their respective voting power, so that the following persons shall be elected to the Board of Directors of the Company:

(a)  So long as the Apollo Shareholders collectively are the beneficial owners of at least the Requisite Ownership Amount, one individual designated by the Apollo Shareholders (the “Apollo Director”), who initially shall be Stuart Koenig, and who shall initially have a three (3) year term;

(b)  So long as the Saratoga Shareholders collectively are the beneficial owners of at least the Requisite Ownership Amount, one individual designated by the Saratoga Shareholders (the “Saratoga Director”), who initially shall be Charles P. Durkin, Jr.;

(c)  So long as the Baty Shareholders collectively are the beneficial owners of at least the Requisite Ownership Amount, one individual designated by the Baty Shareholders (the “Baty Director”), who shall initially be Stan Baty.

2.1.2  From and after the Effective Date, and until the provisions of this Article 2 cease to be effective, each of the Company, the Baty Shareholders, the

Saratoga Shareholders and the Apollo Shareholders shall take all necessary and desirable actions within its control as may be required under applicable law:

(a)  to include the Apollo Director, the Saratoga Director and the Baty Director in the slate of nominees recommended by the Board of Directors for election by the shareholders of the Company at its Annual Meeting of Shareholders; and

(b)  to use its best efforts to cause the election of the Apollo Director, the Saratoga Director and the Baty Director, and the Chief Executive Officer or each co-Chief Executive Officer of the Company, to the Company’s Board of Directors, including nominating such individuals to be elected as a Director. As co-Chief Executive Officer, Granger Cobb shall initially have a term of one (1) year.

2.2  Removal.

2.2.1  From and after the Effective Date, and until the provisions of this Article 2 cease to be effective, each of the Company, the Baty Shareholders, the Saratoga Shareholders and the Apollo Shareholders shall use its best efforts to take all necessary and desirable actions within its control as may be required under applicable law to cause the removal (with or without cause) of (a) the Saratoga Director if the Saratoga Shareholders request such director’s removal for any reason, (b) the Apollo Director if the Apollo Shareholders request such director’s removal for any reason, and (c) the Baty Director if the Baty Shareholders request such director’s removal for any reason. The resulting vacancy on the Board of Directors shall be filled by a representative designated by the person or persons entitled to designate such director pursuant to Section 2.1 above, and the Company, the Baty Shareholders, the Saratoga Shareholders and the Apollo Shareholders hereby agree to take, or cause to be taken, at any time and from time to time, all actions necessary to accomplish the same.

2.2.2  Except as provided in this Section 2.2, each party hereto agrees that, at any time that it is then entitled to vote for the election or removal of directors, it will not vote in favor of the removal of the Saratoga Director, the Apollo Director or the Baty Director unless (a) such removal shall be at the request of the party who designated such director pursuant to the provisions of Section 2.1 above or (b) the right of the party who nominated such director to do so has terminated in accordance with Section 2.1.

2.2.3  The Company shall not, without the consent of holders of a majority of the Shares held by the Baty Shareholders, the Saratoga Shareholders or the Apollo Shareholders, as the case may be, take any action that requires the approval of the Saratoga Director, the Apollo Director or the Baty Director, if the Saratoga Director, the Apollo Director or the Baty Director is a Person whose removal from the Board of Directors has been requested at or prior to the time of such action by the Shareholder who designated such director pursuant to Section 2.1 above. Each party hereto shall use reasonable efforts to prevent any action from being taken by the Board of Directors, during the pendency of any vacancy due to death, resignation or removal of a director, unless the Person entitled to designate a director to fill such vacancy shall have failed, for a period of ten (10) days after notice of such vacancy, to designate a replacement.

2.3  Vacancies. In the event that a vacancy is created on the Company’s Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Shareholder Representative the resulting vacancy on the Board of Directors shall be filled by a representative designated by the person or persons entitled to designate such director pursuant to Section 2.1 above, and the Company, the Baty Shareholders, the Saratoga Shareholders and the Apollo Shareholders hereby agree to take, or cause to be taken, at any time and from time to time, all actions necessary to accomplish the same.

2.4  Nomination Process. The Apollo Shareholders, the Saratoga Shareholders and the Baty Shareholders shall each nominate their designated Shareholder Representative by providing written notice to the Company of the name of its designated Shareholder Representative as required by Section 3.3 of the Company’s Bylaws, and by providing to the Company the information about each Shareholder Representative as is required by Section 3.3 of the Company’s Bylaws.

2.5  Confidentiality. Each Shareholder shall cause its designated Shareholder Representative to use Company Confidential Information disclosed to him or her at Board of Directors meetings or otherwise only in a manner and solely for purposes that are consistent in all respects with such Shareholder Representative’s fiduciary duties to the Company and its shareholders.

2.6  Director Fees. The Company shall reimburse each Apollo Director, Saratoga Director and Baty Director that is a non-employee director for his or her reasonable out-of-pocket expenses incurred for the purpose of attending meetings of the Company Board of Directors or committees thereof. Each Apollo Director, Saratoga Director and Baty Director shall also be entitled to the same benefits (including coverage under insurance policies) as other Directors of the Company.

ARTICLE 3

RESTRICTION ON DISPOSITION

3.1  Disposition Prohibited. A Shareholder shall not Transfer any of his, her or its Shares except as permitted by this Agreement, and any such attempted disposition shall be void and shall not be recognized or registered upon the books of the Company.

3.2  Notice of Involuntary Transfer. The Shareholder, or his or her personal representative, shall notify the Company immediately upon the occurrence of an involuntary Transfer of his or her Shares. The Company shall notify the other Shareholders of any such involuntary Transfer.

3.3  Permitted Transfers. Notwithstanding the foregoing restrictions in this Article 3, the Shareholders may Transfer, from time to time, any of their Shares:

3.3.1  if there is then in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement;

3.3.2  pursuant to the safe harbor provided by Rule 144 of the Securities Act, provided, however, that such a sale shall be subject to the co-sale rights provided for in Section 3.5;

3.3.3  as distributions to the Apollo Limited Partners; provided, however, that (i) the Apollo Shareholders shall have notified the Company of the proposed Transfer and shall have furnished the Company with a statement describing in reasonable detail the circumstances surrounding the proposed Transfer, and (ii) if requested by the Company, the Apollo Shareholders shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Transfer is either exempt from the registration requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with;

3.3.4  as distributions to the Saratoga Shareholders’ partners and/or members; provided, however, that (i) the Saratoga Shareholders shall have notified the Company of the proposed Transfer and shall have furnished the Company with a statement describing in reasonable detail the circumstances surrounding the proposed Transfer, and (ii) if requested by the Company, the Saratoga Shareholders shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such Transfer is either exempt from the registration requirements of the Securities Act and the applicable securities laws of any state or that such registration requirements have been complied with;

3.3.5  to that Shareholder's spouse, parents, or children or other members of the Shareholder's family (including relatives by marriage), or to a custodian, trustee or other fiduciary for the account of the Shareholder or members of his or her family or to a family limited partnership, limited liability company or other Person in connection with a bona fide estate planning transaction;

3.3.6  by way of bequest or inheritance upon death;

3.3.7  to the Company or to any other Shareholder;

3.3.8  by way of a bona fide gift; or

3.3.9  by way of any pledge of Shares made by the Shareholder pursuant to a bona fide loan transaction with an established financial institution that creates a mere security interest;

provided, that in Sections 3.3.5 - 3.3.8 above such transferee holds such transferring Shareholder's Shares subject to the terms of this Agreement and executes an supplemental agreement hereto in form and substance reasonably satisfactory to the Company evidencing his or her consent to become a party to, and be bound by the terms of, this Agreement, and provided further, that in Section 3.3.9, any pledge shall be made pursuant to a pledge agreement that requires the pledgee to be bound by all terms and conditions of this Agreement.

3.4  Legends. Each certificate representing Shares shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED AS OF MARCH 29, 2007, BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

The Company shall be obligated to issue promptly certificates without the first legend listed above at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company, to the effect that the securities proposed to be Transferred may lawfully be so Transferred without registration, qualification or such legend. Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal. The Company shall be obligated to issue promptly certificates without the second legend listed above at the request of any holder who received such shares pursuant to Sections 3.3.1, 3.3.2, 3.3.3 or 3.3.4.

3.5  Co-Sale Rights.

3.5.1  If, at any time, a Shareholder (the “Selling Shareholder”) desires to Transfer, other than a Transfer in accordance with Sections 3.3.1 or 3.3.3 through 3.3.8, in a single or series of related transactions, in excess of thirty percent (30%) of his, her or its Shares and obtains an offer to purchase such Shares (a “Third Party Offer”) from a proposed transferee (a “Third Party”) which the Selling Shareholder desires to accept, the Selling Shareholder shall send a copy of the Third Party Offer (or, to the extent some or all of such Third Party Offer is unwritten, a detailed summary thereof) which shall include the identity of the Third Party and a summary of the terms of such Third Party Offer to the other Shareholders and to the Company.

3.5.2  If a Third Party Offer is delivered to the other Shareholders, each Shareholder other than the Selling Shareholder shall have the right, exercisable upon written notice to the Selling Shareholder (with a copy to the Company), within twenty (20) days after receipt of the Third Party Offer to participate in such sale of Shares (the “Sale”) along with the Selling Shareholder on the same terms and conditions as set forth in the Third Party Offer, but only to the extent that the number of Shares to be sold pursuant to the Third Party Offer is in excess of thirty percent (30%) of the Common Stock Equivalents held by the Selling Shareholder. Such notice shall indicate the number of Shares such Shareholder wishes to sell (up to that number of Shares determined under Section 3.5.2 below) under its right to participate. To the extent one or more of the Shareholders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Shares that such Selling Shareholder may sell in the Sale transaction shall be correspondingly reduced.

3.5.3  Each Shareholder may sell all or any part of that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Third Party Offer in excess of thirty percent (30%) of the Common Stock Equivalents held by the Selling Shareholder, by (ii) a fraction, the numerator of which is the number of Common Stock Equivalents owned by such Shareholder at the time of the Sale, and the denominator of which is the total number of Common Stock Equivalents owned by the Selling Shareholder and all other Shareholders at the time of the Sale.

3.5.4  Each Shareholder who elects to participate in the Sale pursuant to this Section 3.5 (a “Participant”) shall effect its participation in the Sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares which such Participant elects to sell. The stock certificate or certificates that the Participant delivers to the Selling Shareholder pursuant to this Section shall be transferred to the prospective purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Third Party Offer and the Selling Shareholder shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such Sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such Sale, the Selling Shareholder shall purchase such Shares from such Participant on the same terms and conditions specified in the Third Party Offer.

3.5.5  The exercise or non-exercise of the rights of any Shareholder hereunder to participate in one or more sales of Shares made by any Selling Shareholder shall not adversely affect its right to participate in subsequent sales of Shares.

3.6  Transfer by Shareholders. To the extent the Shareholders do not elect to participate in the sale of Shares pursuant to Section 3.5 above, the Selling Shareholder shall have the right for a period of ninety (90) days after the expiration of the election period in Section 3.5 to sell all but not less than all of the offered Shares to the Third Party for a price not more favorable to the transferee than that set forth in the Third Party Offer. Any proposed transfer for a price more favorable to the transferee than described in the Third Party Offer and any subsequent proposed transfer of any of the offered Shares shall again be subject to the co-sale rights of the Shareholders, and shall require compliance by a Selling Shareholder with the procedures described in Section 3.5, to the extent applicable.

3.7  Company Repurchase Rights. This Agreement is subject to, and shall in no manner limit, the right that the Company may have to repurchase securities from a former employee or consultant pursuant to a stock restriction agreement or other agreement between the Company and such employee or consultant.

3.8  Additional Shareholders. Except as set forth in Section 3.3.3 and 3.3.4, the Shareholders shall not sell or transfer any Shares to any Affiliate, unless such Affiliate executes a counterpart copy of this Agreement, as amended to the date thereof, and agrees to become a party hereto and will be deemed a Shareholder hereunder.

3.9  Exempt Transfers. Notwithstanding anything herein to the contrary, the co-sale rights of the Shareholders set forth in Section 3.5 shall not apply to any Transfer permitted under Section 3.3 other than a Transfer permitted by Section 3.3.2.

3.10  Transfers to Comply with Laws. Notwithstanding any contrary provision herein, no Shareholder may Transfer or offer to Transfer any shares of Capital Stock (or solicit any offers to Transfer any shares of Capital Stock) except in compliance with the Securities Act, and the rules and regulations promulgated thereunder and in compliance with any applicable state securities laws and rules and regulations promulgated thereunder.

ARTICLE 4

EFFECTIVE DATE AND TERMINATION

4.1  Effective Date. This Agreement shall be effective as of the Effective Time, as defined in the Merger Agreement.

4.2  Termination.

4.2.1  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be terminated by unanimous written consent of the Shareholders.

4.2.2  This Agreement shall be null and void ab initio and of no further force and effect if Closing, as defined in the Merger Agreement, does not occur.

4.3  Termination as to Particular Shareholder. If at any time, a Shareholder does not hold at least the Requisite Ownership Amount, such Shareholder shall automatically cease to be a party to this Agreement. In addition, if at any time, a Shareholder permanently waives, in writing, its right to appoint a Shareholder Representative under Section 2.1 of this Agreement, such Shareholder shall automatically cease to be a party to this Agreement for all purposes other than the co-sale rights contained in Section 3.5 and the provisions of Article 6.

4.4  Effect of Termination. If this Agreement is terminated pursuant to Section 4.2.1 all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other liability arising from any breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.3. If this Agreement is terminated as to a particular Shareholder pursuant to Section 4.3 all further obligations of the parties under this Agreement to that Shareholder shall terminate and all obligations of that Shareholder to the other parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other liability arising from any breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.3.

ARTICLE 5

CERTAIN ADDITIONAL REPRESENTATIONS,

WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

5.1  Mutual Representations, Warranties and Covenants of the Shareholders. As of the date hereof, each Shareholder hereby represents, warrants and covenants to the Company and to the other Shareholders that:

(a)  Organization. Except as to Baty, the Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)  Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Shareholder enforceable against such Shareholder in accordance with its terms.

(c)  Consents. No consents or approvals are required from any Governmental Body or other Person for the Shareholder to enter into this Agreement and to acquire such Shareholder’s Shares. Except as to Baty, all corporate, limited liability company, or limited partnership action, as applicable, on the part of such Shareholder necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Shareholder, have been duly taken.

(d)  No Conflict. The execution and delivery of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby by the Shareholder do not conflict with or contravene the provisions of its organizational documents or any material agreement or instrument by which such Shareholder, or such Shareholder’s properties, are bound or any Legal Requirement to which such Shareholder, or such Shareholder’s properties, are subject.

(e)  No Litigation. There are no actions, suits or proceedings pending or, to the Shareholder’s knowledge, threatened, against the Shareholder before any court or governmental agency that question the Shareholder’s right to enter into or perform this Agreement, or that question the validity of this Agreement.

(f)  Accredited Investor. Shareholder is an “accredited investor” within the meaning of Regulation D under the Securities Act.

5.2  No Other Representations and Warranties. Except as expressly set forth in this Agreement or in the Merger Agreement (to the extent the Shareholder is a party), the Shareholder makes no representations or warranties, express or implied, to the other parties to this Agreement or to the Company, and no such representations or warranties shall be deemed to arise hereafter except as expressly set forth in this Agreement or in the Merger Agreement (to the extent such Shareholder is a party.)

5.3  Confidentiality.

5.3.1  Each Shareholder agrees that except as may be required to be disclosed pursuant to the Exchange Act or the Securities Act, such Shareholder will not, and will not permit its Shareholder Representative to, during the term of this Agreement or thereafter, (i) disclose, directly or indirectly, to any Person (other than to its Affiliates, subsidiaries, employees and/or agents in connection with such Shareholder’s proper performance of its obligations hereunder or under the Merger Agreement), (ii) copy or otherwise reproduce, or (iii) use (other than in connection with such Shareholder’s proper performance of its obligations hereunder or under the Merger Agreement), any Company Confidential Information or any other information belonging to or in the possession of the Company and treated as confidential by the Company.

5.3.2  Each Shareholder agrees to protect, and to cause its Shareholder Representative to protect, Company Confidential Information in such Shareholder’s possession subject to Section 5.3.1 to a degree and in a manner consistent with protection that it gives to its own confidential or proprietary information, and to take any and all actions reasonably necessary or appropriate to insure the continued confidentiality and protection of such information. In the event that any Shareholder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information that it has agreed to keep confidential hereunder, it will provide the Company and each other Shareholder with prompt notice of such request so that the Company and/or any other Shareholder may seek an appropriate protective order or waive its compliance with the provisions of this Section 5.3. In the event that such protective order or other remedy is not obtained, or the Company or the other Shareholders waive compliance with the provisions of this Section 5.3, such Shareholder agrees that it will furnish only that portion of any Confidential Information that is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of any Confidential Information being disclosed. Nothing in this Section shall prevent any Shareholder from disclosing such information to a representative or investor of such Shareholder, or as reasonably necessary to any third party in connection with a possible sale of any Shareholder’s interests in the Company, provided that such third party has entered into a nondisclosure agreement with such Shareholder prohibiting further disclosure of such information or use of any such information for any purpose other than in connection with such transaction.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1  Dispute Resolution; Arbitration.

6.1.1  The parties hereto will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement arising out of or relating to or in connection with this Agreement or the breach, termination or validity thereof (each a “Dispute”) between the parties or any of their respective subsidiaries, Affiliates, successors or assigns under or related to this Agreement or any of the transactions contemplated hereby. Upon the written request of any party, the relevant parties shall commence good faith negotiations with the goal of resolving the Dispute on a mutually satisfactory basis. If the Dispute has not been resolved to the satisfaction of all relevant parties within fifteen (15) days after the date on which the request is delivered, the Dispute shall immediately be referred to senior officers of each relevant party. The senior officers of each party (e.g., chief executive officer and/or chief financial officer or senior or executive vice president) shall meet immediately, and in no case later than thirty (30) days after the date on which the request is delivered, for a minimum of four (4) days with a mutually selected mediator and attempt in good faith to negotiate a resolution of the Dispute. If the relevant parties are unable to resolve the Dispute within thirty-five (35) days after the date on which the request is delivered, then any relevant party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in this Section 6.1.

6.1.2  Any Dispute not resolved through the procedure set forth in Section 6.1.1 above shall be finally settled by arbitration as set forth in this Section 6.1.2. Each party, however, will have full access to the courts to compel compliance with these arbitration provisions, to enforce an arbitration award or to seek injunctive relief, whether or not arbitration is available or under way. The arbitration will take place as follows:

(a)  The party or parties demanding arbitration (collectively the "Demanding Party") must give the other party or parties (collectively the “Responding Party") a notice. The notice must contain, in addition to the demand for arbitration, a clear statement of the issue or issues to be resolved by arbitration, an appropriate reference to the provision of the Agreement which is involved, the relief the party requests through arbitration, and the names and addresses of at least three individuals whom the Demanding Party would consider acceptable as an arbitrator.

(b)  The Responding Party shall provide a response to the Demanding Party within fifteen (15) days following receipt of the notice. The response shall contain a clear statement of the Responding Party's position concerning the issue or issues in dispute and the names and addresses of at least three individuals whom the Responding Party would consider acceptable as an arbitrator. If the Responding Party fails to provide a timely response, the Demanding Party may apply to the presiding department of the Superior Court for King County, State of Washington, to designate an arbitrator.

(c)  Within fourteen (14) days following receipt of the response, the parties shall agree on a single arbitrator to settle the dispute. If the parties are unable to do so, then either party may apply to the presiding department of the Superior Court for King County, State of Washington, to designate an arbitrator.

(d)  The arbitration will be conducted in Seattle, Washington within thirty (30) days after the selection of the arbitrator. The arbitrator will allow each party an opportunity to submit oral and written evidence and argument concerning the issue or issues in dispute. The arbitrator may resolve only the issue or issues submitted to arbitration and must include as part of his or her consideration a full review of the Agreement and all material incorporated in the Agreement by reference. The decision of the arbitrator will be final and will bind the parties.

(e)  Except to the extent inconsistent with the terms of this Agreement, the terms and provisions of Chapter 7.04 RCW are incorporated in and made a part of this Agreement

6.2  Notices. All notices, requests, demands, claims, waivers and other communications required or permitted under this Agreement will be in writing and will be deemed to have been delivered (a) the next business day when sent overnight by a recognized courier service, (b) upon delivery when personally delivered to the recipient, or (c) when receipt is electronically confirmed, if sent by facsimile; provided, however, that if electronic receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day. All such notices and communications will be mailed, sent or delivered as set forth below or to such other person(s), facsimile number(s) or address(es) as the applicable recipient may have designated by written notice to the other signatories to this Agreement:

If to Company: Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121 Attn: Eric Mendelsohn Tel: (206) 301-4493 Fax: (206) 357-7388	Copy to (which shall not constitute notice): Riddell Williams P.S. 1001 Fourth Avenue Plaza, Suite 4500 Seattle, WA 98154 Attn: David D. Buck, Esq. Tel: (206) 389-1581 Fax: (206) 389-1708
If to the Apollo Shareholders:

AP Summerville, LLC
AP Summerville II, LLC
Apollo Real Estate Investment Fund III, L.P.
Apollo Real Estate Investment Fund IV, L.P.
c/o Apollo Real Estate Advisors
60 Columbus Circle, 20th Floor
New York, NY 10023
Attn: Stuart Koenig
Phone: (212) 515-3200
Fax: (212) 515-3280
Copy to (which shall not constitute notice): Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200 Los Angeles, CA 90071 Attn: Steven M. Ruskin, Esq. Phone: (213) 612-2500 Fax: (213) 612-2501
If to the Baty Shareholders: Dan Baty Catalina General Partnership L.P. Columbia Select, L.P. B.F. Limited Partnership 3131 Elliott Avenue, Suite 500 Seattle, WA 98121 Tel: (206) 298-2909

 If to the Saratoga Shareholders:

Saratoga Partners IV, L.P.
Saratoga Coinvestment IV, LLC
Saratoga Management Company LLC
535 Madison Avenue, 4th Floor
New York, NY 10022
Attn: David Niemiec
Phone: (212) 906-7044

6.3  Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Washington without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

6.4  Waiver.

6.4.1  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

6.4.2  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.5  Amendments.

6.5.1  This Agreement may be amended, modified, altered or supplemented only by means of a written instrument duly executed and delivered on behalf of the Shareholders that are a party hereto, including any subsequent transferee of the Shares that has become a Shareholder and a party to this Agreement in accordance with the terms hereof.

6.5.2  Additional persons may become parties to this Agreement, as provided for herein, by executing a counterpart signature page hereto which sets forth the address of such person and pursuant to which such person agrees to be bound by this Agreement, and upon execution thereof, such person shall be deemed a Shareholder for all purposes hereunder. The Company expressly agrees, by the signature of its authorized representative on the signature page hereof, that no amendment shall require the consent or signature of the Company. Notwithstanding the foregoing, this Agreement may be amended at any time without the consent of any Person who becomes a Shareholder pursuant to Section 3.6.

6.6  Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that: (a) in the event of any breach or threatened breach by any party of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

6.7  Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.8  Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns. Neither the Company nor any Shareholder may assign their respective rights or obligations under this Agreement (by operation of law or otherwise) to any Person (other than an Affiliate) without the prior written consent of the Company and the Shareholders, except (i) in connection with a Transfer of Shares held by such first party in accordance with the terms hereof and, (ii) in connection with a sale of all or substantially all of such first party’s business.

6.9  Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

6.10  Construction.

6.10.1  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

6.10.2  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.10.3  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

6.10.4  Any reference herein to “including” shall be interpreted as “including without limitation.”

6.10.5  Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

6.10.6  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the undersigned have executed this SHAREHOLDER AGREEMENT as of the date first above written.

EMERITUS CORPORATION By: /s/ Daniel R. Baty Name: Daniel R. Baty Title: CEO
AP SUMMERVILLE, LLC By: KRONUS PROPERTY III, INC., its Manager By: /s/ Stuart Koenig Name: Stuart Koenig Title: Vice President, Chief Financial Officer
AP SUMMERVILLE II, LLC By: KRONUS PROPERTY IV, INC., its Manager By: /s/ Stuart Koenig Name: Stuart Koenig Title: Vice President, Chief Financial Officer

APOLLO REAL ESTATE INVESTMENT FUND III, L.P.
By: Apollo Real Estate Advisors III, L.P.,
its General Partner
By: Apollo Real Estate Capital    Advisors III, Inc.,
its General Partner

By: /s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President, Chief Financial Officer

APOLLO REAL ESTATE INVESTMENT FUND IV, L.P.
By: Apollo Real Estate Advisors IV, L.P.,
its General Partner
By: Apollo Real Estate Capital    Advisors IV, Inc.,
its General Partner

By: /s/ Stuart Koenig
Name: Stuart Koenig
Title: Vice President, Chief Financial Officer

/s/ Daniel R. Baty ________________ Daniel R. Baty, an individual

CATALINA GENERAL PARTNERSHIP L.P. By: B.F. Limited Partnership, its General Partner By: Columbia Pacific Group, Inc., its General Partner By: /s/ Daniel R. Baty Name: Daniel R. Baty Title: President
COLUMBIA SELECT, L.P. By: B.F. Limited Partnership, its General Partner By: Columbia Pacific Group, Inc., its General Partner By: /s/ Daniel R. Baty Name: Daniel R. Baty Title: President
B.F. LIMITED PARTNERSHIP By: Columbia Pacific Group, Inc. its General Partner By: /s/ Daniel R. Baty Name: Daniel R. Baty Title: President

SARATOGA PARTNERS IV, L.P.
By: Saratoga Associates IV LLC, its General Partner
By: Saratoga Management Company LLC, its Manager

By: /s/ Charles P. Durkin, Jr.
Name: Charles P. Durkin, Jr.
Title: Member

SARATOGA COINVESTMENT IV, LLC By: Saratoga Management Company, its managing member By: /s/ Charles P. Durkin, Jr. Name: Charles P. Durkin, Jr. Title: Member
SARATOGA MANAGEMENT COMPANY, LLC By: /s/ Charles P. Durkin, Jr. Name: Charles P. Durkin, Jr. Title: Member